UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2019

Zyla Life Sciences

(Exact name of Registrant as specified in its charter)

Delaware	001-36295	46-3575334
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

(610) 833-4200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	ZCOR	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with Robert Radie’s resignation as President and Chief Executive Officer of the Company effective as of October 22, 2019, the Company and Mr. Radie agreed on the terms of Mr. Radie’s separation on October 30, 2019.  Mr. Radie will continue with the Company as its principal financial officer for a transition period until his separation date of December 31, 2019.  In consideration of his release of claims against the Company, for a twelve month period following his separation date, he will be entitled to (1) salary continuation in the aggregate amount of $580,000 and (2) reimbursement of COBRA premiums necessary to continue his health insurance coverage (including eligible dependent coverage, if any) or, if he and his eligible dependents cease to be eligible for COBRA coverage during this period, reimbursement for the reasonable premium cost of private health insurance coverage.  In addition, upon the separation date, the vesting of 66,000 time-based restricted stock units and 66,000 performance-based restricted stock units held by Mr. Radie will accelerate, and he will be entitled to receive one share of the Company’s common stock in settlement of each such unit (subject to, at Mr. Radie’s election, reduction to satisfy applicable tax withholding).  Any and all other unvested equity awards held by him will be forfeited upon his separation from the Company.

The foregoing summary is not intended to be complete and is qualified in its entirety by Mr. Radie’s separation agreement with the Company a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In connection with Todd N. Smith’s election as President and Chief Executive Officer by the Board of Directors of the Company, the Company and Mr. Smith entered into an employment agreement effective as of October 23, 2019 (the “Employment Agreement”) on October 30, 2019. Under the terms of his employment, Mr. Smith will serve as the Company’s President and Chief Executive Officer, as well as in any other position to which he is appointed by the Company’s Board of Directors, on an at will basis, during which time he is entitled to the following compensation and benefits: (1) an annual base salary in the amount of $600,000; (2) eligibility for an annual bonus (pro-rated for the first fiscal year of the term) with a target amount equal to 60% of his base salary.

Upon Mr. Smith’s separation from service by the Company without cause or by him for good reason, he will be entitled to receive any earned but unpaid annual bonus, if any, for the year immediately preceding the year of termination as well as  base salary continuation and continued medical coverage for twelve months.  As a condition to receiving the severance benefits described in this paragraph, Mr. Smith is required to execute a general release and adhere to a twelve-month post-termination noncompetition and nonsolicit and nonhire restrictions, and a perpetual confidentiality obligation.

In addition, upon Mr. Smith’s death or disability, Mr. Smith’s employment will immediately terminate, and he will be entitled to accrued and unpaid base salary, accrued and unpaid vacation, reimbursement of expenses to which he is entitled under his employment agreement and any earned but unpaid bonus for the year prior to the year of termination. Upon Mr. Smith’s separation from service by the Company without cause or by him for good reason within 24 months after a change in control of the Company. Mr. Smith will be entitled to the above described benefits for a period of 24 months.  Upon any such termination of employment, Mr. Smith will be deemed to have immediately resigned from any and all officer, director and other positions he then holds with the Company and its affiliates.

The foregoing summary is not intended to be complete and is qualified in its entirety by Mr. Smith’s employment agreement with the Company, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

In addition, on October 23, 2019, Mr. Smith received a one-time grant of 200,000 restricted stock units, vesting ratably over three years from the date of grant, subject to his continued employment with the Company through each applicable vesting date.

Item 9.01.                Financial Statements and Exhibits

(d)  Exhibits.

Exhibit Number	Description
10.1	Separation Agreement, dated as of October 30, 2019, between Robert Radie and Zyla Life Sciences
10.2	Employment Agreement, dated as of October 30, 2019, between Todd Smith and Zyla Life Sciences

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2019	ZYLA LIFE SCIENCES

	By:	/s/ MARK STROBECK
Name: Mark Strobeck
Title: EVP and Chief Operating Officer